Exhibit 5

July 9, 2010

Toreador Resources Corporation
c/o Toreador Holding SAS

9 rue Scribe

Paris, France, 75009

Re:	Toreador Resources Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Toreador Resources Corporation, a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of 1,500,000 shares of Common Stock, par value $0.15625 per share (the “Shares”), which may be issued under the Company’s 2005 Long-Term Incentive Plan (the “Plan”).

We have examined such documents as we have considered necessary for purposes of this opinion, including, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.  In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.  As to various questions of fact material to our opinion, we have relied on statements and certificates of an officer of the Company.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares to be issued by the Company under the Plan, when duly issued and delivered pursuant to the terms of the Plan, will be legally issued, fully paid, and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations.  We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP